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LETTER TO BENEFICIAL OWNERS

                               PIONEER FINANCE CORP.
                                 OFFER TO EXCHANGE
                        13 1/2% FIRST MORTGAGE NOTES DUE 2006
                             FOR ALL OF ITS OUTSTANDING
                  13 1/2% FIRST MORTGAGE BONDS DUE DECEMBER 1, 1998
                              AND CONSENT SOLICITATION

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THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON FRIDAY, NOVEMBER 20, 1998, UNLESS EXTENDED (THE "EXCHANGE EXPIRATION DATE"). THE SOLICITATION AND REVOCATION RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 20, 1998, UNLESS
EXTENDED (THE "SOLICITATION EXPIRATION DATE")
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                                                       October 23, 1998


To Our Clients:

     Enclosed for your consideration are the Offering Circular and Consent Solicitation Statement dated October 23, 1998 (the "Joint Offering Circular/Consent Solicitation Statement") and the accompanying Letter of Transmittal and Consent Form (the "Letter of Transmittal and Consent Form"), which together constitute the offer (the "Exchange Offer") by Pioneer Finance Corp., a Nevada corporation (the "Company"), upon the terms and subject to the conditions set forth in the Joint Offering Circular/Consent Solicitation Statement and the accompanying Letter of Transmittal and Consent Form to exchange a principal amount of its 13 1/2% First Mortgage Notes due December 1, 2006 (together with the PIK Notes, as defined in the Joint Offering Circular/Consent Solicitation Statement, the "New Notes") equal to the principal amount of all its outstanding 13 1/2% First Mortgage Bonds due December 1, 1998 (the "Old Notes"), less the principal amount of Old Notes repurchased by the Company, as described in the Joint Offering Circular/Consent Solicitation Statement under the caption "The Exchange Offer - Repurchase of Old Notes," and the Solicitation (the "Solicitation") of consents to the Proposed Consents (as defined in the Joint Offering Circular/Consent Solicitation Statement) from the Holders of the Old Notes.

     The Exchange Offer is conditioned upon, among other things, 100% of the outstanding principal amount of Old Notes being properly tendered for exchange and not withdrawn (the "Minimum Condition"). See "The Exchange Offer--Conditions of the Exchange Offer" in the Joint Offering Circular/Consent Solicitation Statement. The Consents will not become effective unless the Exchange Offer is not consummated and the Company receives valid Consents with respect to at least $47 million principal amount of Old Notes.

     We are the Holder of Old Notes held for your account. A tender of such Old Notes and Consents with respect to such Old Notes can be made only by us as the Holder and pursuant to your instructions. The enclosed Letter of Transmittal and Consent Form is furnished to you for your information only and cannot be used by you to tender Old Notes or deliver Consents with respect to Old Notes held by us for your account. Beneficial owners of Old Notes whose Old Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to exchange such Old Notes or deliver Consents with respect to such Old Notes.

     We request that you advise us whether you wish us to tender any or all of the Old Notes and/or deliver Consents with respect to any or all of the Old Notes held by us for your account upon the terms and subject to the



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conditions set forth in the Joint Offering Circular/Consent Solicitation
Statement and the Letter of Transmittal and Consent Form.

     Your instructions to us should be forwarded as promptly as possible in order to permit us to execute a Letter of Transmittal and Consent Form and tender your Old Notes and/or deliver Consents with respect to your Old Notes on your behalf in accordance with the terms of the Exchange Offer and/or the Solicitation.

Your attention is directed to the following:

     1. The Exchange Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, November 20, 1998, unless extended.

     2. The Solicitation and revocation rights will expire at 12:00 midnight, New York City time, on Friday, November 20, 1998 unless extended.

     3. The Company's obligation to exchange Old Notes for New Notes is subject to certain conditions set forth in the Joint Offering Circular/Consent Solicitation Statement under the caption "The Exchange Offer--Conditions to the Exchange Offer."

     4. Any transfer taxes with respect to the exchange and transfer of any Old Notes pursuant to the Exchange Offer will be paid by the Company, except as otherwise provided in Part A Instruction 7 of Letter of Transmittal and Consent Form.

     If you wish to have us tender and/or deliver Consents with respect to any or all of your Old Notes, please so instruct us by completing, executing, detaching and returning to us the accompanying instruction form. An envelope to return your instructions is enclosed. If you authorize the tender of your Old Notes, all such Old Notes will be tendered unless otherwise specified on such instructions. If you authorize the delivery of Consents, Consents with respect to all of your Old Notes will be delivered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender and/or deliver Consents on your behalf before the Expiration Date and the Exchange Expiration Date.

     Neither the Exchange Offer nor the Solicitation is being made to, and neither offers nor Consents are being solicited from (nor will tenders of Old Notes or Consent forms be accepted from or on behalf of), Holders in any jurisdiction in which the making of the Exchange Offer or acceptance for exchange of the Old Notes or the making of the Solicitation of the acceptance of Consent forms, would not be in compliance with the laws of that jurisdiction. However, the Company may, in its sole discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction.